Exhibit 10.8
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 15th day of July 2008, between Barr Laboratories, Inc., a Delaware corporation having its principal executive offices at 225 Summit Avenue, Montvale, New Jersey 07645-1523 (the “Company”), and Christine A. Mundkur (the “Employee”).
WITNESSETH:
     WHEREAS, the Company and the Employee entered into an employment agreement dated as of February 1, 2001, which was amended and restated as of February 19, 2003 and August 19, 2005 (as so amended and restated, the “Prior Agreement”);
     WHEREAS, the Company and the Employee wish to amend and restate the Prior Agreement;
     WHEREAS, the Company wishes to assure itself of the services of the Employee and provide an inducement for the Employee to remain in its employ; and
     WHEREAS, the Employee is willing to remain in the employ of the Company on the terms and conditions hereafter set forth.
     NOW, THEREFORE, the Company and the Employee hereby agree that, effective as of the date first stated above, the Prior Agreement is amended and restated in its entirety to read as follows:
     1. Employment. The Company agrees to employ the Employee, and the Employee agrees to serve in the employ of the Company, during the term of this Agreement on the terms and conditions hereafter set forth.
     2. Term. The term of this Agreement shall commence on July 15th, 2008 (the “Commencement Date”) and shall terminate at 5 P.M. (E.S.T.) on December 31, 2009 unless sooner terminated in accordance with the terms of this Agreement or extended as hereinafter provided. The term of this Agreement shall be extended, without further action by the Company or the Employee, on the date (the “Extension Effective Date”) that is six (6) months before December 31, 2009 and on the date (also an “Extension Effective Date”) that is six (6) months before each subsequent December 31, for successive periods of twelve (12) months each, unless the Company, BPI or an Affiliate shall have given written notice to the Employee, or the Employee shall have given written notice to the Company, in the manner set forth in paragraph 13(e) or (f) below, prior to the Extension Effective Date in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be.
     3. Position and Responsibilities; Place of Performance.
     (a) Throughout the term of this Agreement, the Employee agrees to serve in the employ of the Company, and the Company agrees to employ the Employee, as its Chief Executive Officer, reporting to the Chief Executive Officer of BPI (the “CEO”). As the Company’s Chief Executive Officer, the Employee shall be the most senior officer of the

Company and shall have effective supervision, control and policy-making authority over, and responsibility for, the strategic direction and general leadership and management of the business and affairs of the Company, including, without limitation, all aspects of its global generics business, including strategic planning, research and development, regulatory affairs, operations, quality, and sales and marketing, and shall provide leadership for the Company to continue to support the proprietary business in the areas of formulation, regulatory affairs, and product supply, subject only to the authority of the CEO and the Board of Directors of BPI (the “Board”), and shall have all of the powers, authority, duties and responsibilities usually incident to the position and role of Chief Executive Officer in companies that are comparable in size, character and performance to the Company.
          (b) In connection with the Employee’s employment by the Company, the Employee shall be based at the principal executive offices of the Company in the greater New York City metropolitan area, including Montvale, New Jersey, and the Employee agrees to travel, to the extent reasonably necessary to perform the Employee’s duties and obligations under this Agreement, to Company facilities and other destinations elsewhere at the Company’s expense.
          (c) During the term of this Agreement, the Employee shall serve the Company on an exclusive basis (it being understood that the Employee’s engaging in activities on behalf of BPI or an Affiliate shall be deemed serving the Company for this purpose) and shall devote all the Employee’s business time, attention, skill and efforts to the faithful performance of the Employee’s duties hereunder; provided that the Employee may engage in community service and charitable activities or such other activities as approved by the CEO and the Board that do not materially interfere with the performance of the Employee’s duties and responsibilities hereunder.
     4. Compensation. For all services rendered by the Employee in any capacity during the term of this Agreement, and for the Employee’s undertakings with respect to confidential information, non-solicitation and disparaging remarks set forth in Sections 6 and 7 below, the Employee shall be entitled to the following:
          (a) a salary, payable in installments not less frequent than monthly, at the annual rate of seven hundred thousand dollars ($700,000), with such increases in such rate, if any, as the Board or a committee of the Board may approve from time to time during the term of this Agreement in accordance with the Company’s regular administrative practices applicable to senior officers from time to time during the term of this Agreement (the Employee’s annual salary rate as increased from time to time during the term of this Agreement being hereafter referred to as the “Base Salary”);
          (b) participation in the Company’s annual executive incentive or bonus plan as in effect from time to time, with the opportunity to receive, for each fiscal year of the Company that begins or ends during the term of this Agreement, a target award of seventy-five percent (75%) of the Base Salary earned during such year (or such higher amount as the Board or a committee of the Board may determine, in its discretion, up to a maximum of the lesser of (i) one hundred percent (100%) of Base Salary earned during such year or (ii) three percent (3%) of the Company’s pre-tax and pre-bonus net operating income for such year), in accordance with the terms and conditions of such incentive or bonus plan, it being understood that any award for the fiscal year of the Company in which the term of this Agreement terminates pursuant to the terms hereof shall be prorated based on the portion of such fiscal year that coincides with the term of this Agreement and shall be made at the same time as awards (if any) are made to other participants with respect to such fiscal year. The Company will pay the Employee’s annual incentive bonus for each year at the same time as annual incentive bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one half (2 1/2) months following the end of the calendar year in which the bonus is earned. Annual incentive bonuses are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
          (c) participation in the stock incentive plan applicable to Company officers as from time to time in effect, subject to the terms and conditions of such plan;
          (d) the business and personal use of an automobile at Company expense including, without limitation, payment or reimbursement of automobile insurance and maintenance expenses, or a cash allowance in lieu thereof, in accordance with the Company’s automobile policy applicable to similarly situated senior officers; and
          (e) participation in all health, welfare, savings and other employee benefit and fringe benefit plans (including vacation pay plans or policies and life and disability insurance plans) in which other senior officers of the Company participate during the term of this Agreement, subject in all events to the terms and conditions of such plans as in effect from time to time. Nothing in this paragraph (e) shall preclude the Company, BPI or an Affiliate from amending or terminating any such plan at any time prior to a Change in Control or Potential Change in Control. The plans covered by this paragraph (e) shall not include the annual incentive or stock incentive plans, which are covered by paragraphs (b) and (c) above.
     5. Termination of Employment.
          (a) Termination by the Company, BPI or an Affiliate without Good Cause or by the Employee for Good Reason; Non-Renewal Termination.
     (i) If the Employee’s employment with the Company is terminated by the Company, BPI or an Affiliate without Good Cause (except as an incident of assigning the rights to Employee’s services to a Permitted Assignee in accordance with paragraph 13(d) below) when the Employee is willing and able to continue performing service, or is terminated by the Employee for Good Reason, in either case during the term of this Agreement and other than at the expiration of the term of this Agreement as the same may have been extended in accordance with the provisions of Section 2 above (any such employment termination being hereafter referred to as a “Compensable Termination”), the Company shall pay the Employee, in accordance with normal payroll practices, the portion of the Employee’s Base Salary accrued through the date of the Compensable Termination and any other amounts to which the Employee is entitled by law or pursuant to the terms of any compensation or benefit plan or arrangement in which the Employee participated prior to the Compensable Termination and, in addition, subject to all of the provisions of this Section 5, Section 14 below, and further subject to compliance by the Employee with the provisions of Sections 6 and 7 below, relating to confidential information, non-solicitation and disparaging remarks, the Company shall, as liquidated damages or severance pay or both (whichever characterization(s) will serve to validate the payments), and as additional consideration for the Employee’s undertakings under Sections 6 and 7 below, pay the Employee the following:
     (A) the Employee’s annual bonus for the fiscal year of the Company preceding the fiscal year of the Company in which the Compensable Termination occurs, if unpaid at the time of the Compensable Termination. Such annual bonus shall be paid at the same time as bonuses (if any) for such preceding fiscal year are paid to other officers, and in all events within the first two and one half (2 1/2) months of the fiscal year in which the Compensable Termination occurs. The amount of such bonus shall be determined by the Board or a committee of the Board on a basis consistent with the prior bonus determinations with respect to the Employee or, in the event a Change in Control or Potential Change in Control (as defined in Section 11 below) occurred before the Compensable Termination, consistent with the bonus determinations with respect to the Employee prior to the Change in Control or Potential Change in Control. If the Board or a committee of the Board made no bonus determinations with respect to the Employee before the Compensable Termination or, if applicable, before the Change in Control or Potential Change in Control, the amount of such bonus shall be determined on a basis consistent with the Board’s or Board committee’s bonus determinations with respect to other senior officers of the Company before the Compensable Termination or, if applicable, before the Change in Control or Potential Change in Control; and
     (B) a prorated annual bonus for the fiscal year of the Company in which the Compensable Termination occurs, payable at the same time as bonuses (if any) for such fiscal year are paid to other officers, and in all events within the first two and one half (2 1/2) months of the fiscal year following the fiscal year in which the Compensable Termination occurs. Such prorated annual bonus shall be determined by multiplying the “Applicable Average Bonus” as defined below in this subparagraph 5(a)(i)(B) by a fraction, the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the date on which the Compensable Termination occurs and the denominator of which shall be the number three hundred sixty-five (365). For purposes of this Agreement, the “Applicable Average Bonus” means the highest of (I) the average annual bonus (including any portion of the bonus that is deferred) awarded to the Employee during the three (3)-year period immediately preceding the Compensable Termination or, if the Employee was employed by the Company for less than three (3) years before the Compensable Termination, during the period of the Employee’s employment by the Company prior to the Compensable Termination (annualizing any bonus awarded for less than a full year of employment), (II) the average annual bonus (including any portion of the bonus that is deferred) awarded to the Employee during the three (3) fiscal years of the Company that precede the fiscal year in which the Compensable Termination occurs or during the portion of such three (3) fiscal years in which the Employee was employed by the Company (annualizing any bonus awarded for less than a full year of employment); provided that, if the Compensable Termination occurs after a Change in Control or Potential Change in Control, the Applicable Average Bonus shall not be less than the average annual bonus (including any portion of the bonus that is deferred) awarded to the Employee during the three (3) years preceding the date on which the Change in Control or Potential Change in Control occurred or during the portion of such three (3) years in which the Employee was employed by the Company (annualizing any bonus awarded for less than a full year of employment); or (III) the Employee’s target bonus (based on the greatest of (i) the Employee’s target bonus percentage and Base Salary rate as specified in Section 4 above, (ii) the Employee’s approved target bonus percentage and Base Salary rate in effect on the date of the Compensable Termination, or (iii) the Employee’s approved target bonus percentage and Base Salary rate in effect on the date of notice of such Compensable Termination, whichever is greater); and
     (C) an amount of money (the “Severance Payment”) equal to three (3) times the Employee’s “Annual Cash Compensation” as hereafter defined, unless the Severance Payment is payable solely on account of the Employee’s resignation for Good Reason pursuant to subparagraph 5(d)(v) below (relating to the Company, BPI or an Affiliate giving the Employee notice of non-extension), in which case the Severance Payment shall be equal to one and one-quarter (1 1/4) times the Employee’s “Annual Cash Compensation” as hereafter defined. Except as otherwise provided hereafter in this subparagraph 5(a)(i)(C) and Section 14, seventy-five percent (75%) of the Severance Payment shall be paid in a lump sum within ten (10) days after the date of the Compensable Termination. The twenty-five percent (25%) balance of the Severance Payment shall be paid in six (6) equal monthly installments, one (1) of which shall be paid at the end of each of the first six (6) months after the date of the Compensable Termination, provided, in the case of each of such six (6) installments, that the Employee has not accepted full-time or regular part-time employment with or regularly served as a consultant to a for-profit pharmaceutical company prior to the date for payment of such installment, it being understood and agreed that the foregoing condition shall not be violated by the Employee’s serving as a member of a board of directors of a for-profit pharmaceutical company or by his/her performing consulting services on an ad hoc basis for such a company. If a Change in Control occurs that is a “change in control event” within the meaning of Code Section 409A and Treasury Regulation §1.409A-3(i)(5)(i) (or any similar or successor provisions) (either before or after the Compensable Termination and in accordance with Treasury Regulation §1.409A-3(c)), the Severance Payment (or, in the case of such a “change in control event” that occurs after the Compensable Termination, any portion thereof that remains unpaid at the time such “change in control event” occurs) shall be paid in a lump sum within ten (10) days after the Compensable Termination (or, in the case of such a “change in control event” that occurs after the Compensable Termination, within ten (10) days after the “change in control event” occurs), and the two (2) preceding sentences of this subparagraph shall not apply. For thirty-six (36) months following a Compensable Termination, the Company shall also provide the Employee (and, as applicable, the Employee’s covered dependents), at Company expense, with continuation coverage under the Company’s group health plan(s) covering similarly situated executives. For purposes of this Section 5, the Employee’s “Annual Cash Compensation” shall mean the sum of (I) the Employee’s highest Base Salary (i.e., one (1) year’s salary at its highest rate), plus (II) the “Applicable Average Bonus” as defined in subparagraph 5(a)(i)(B) above.
     (ii) If the term of this Agreement as the same may have been extended in accordance with the provisions of Section 2 above is not extended or further extended because the Company, BPI or an Affiliate gives written notice of non-extension to the Employee as provided in Section 2 above, and there is not Good Cause for termination of the Employee’s employment at the time of giving such notice, and the Employee does not thereafter resign for Good Reason during the term of this Agreement as permitted by paragraph 5(d)(v) below, and the Employee is willing and able to renew or execute a new agreement providing terms and conditions substantially similar to those in this Agreement and to continue providing such services, then the Company shall pay the Employee, subject to fulfillment by the Employee of the Employee’s obligations under this Agreement during the balance of the term and the Employee’s compliance with the provisions of Sections 6 and 7 below, relating to confidential information, non-solicitation and disparaging remarks, as non-renewal compensation, and as additional consideration for the Employee’s undertakings under this Agreement, including Sections 6 and 7 below, an amount of money (the “Non-Renewal Payment”) equal to one and one quarter (1 1/4) times the Employee’s Annual Cash Compensation as defined in subparagraph 5(a)(i)(C) above, in addition to any other amounts to which the Employee may be entitled hereunder (including without limitation the Employee’s annual bonus pursuant to paragraph 4(b) above for the fiscal year of the Company in which the Employee’s employment terminates and any amounts to which the Employee may be entitled under Section 8, 9 or 10 below) or by law or pursuant to the terms of any compensation or benefit plan or arrangement in which the Employee participated before the Employee’s employment terminated. Except as otherwise provided hereafter in this subparagraph 5(a)(ii), seventy-five percent (75%) of the Non-Renewal Payment shall be paid in a lump sum within ten (10) days after the date on which the Employee’s employment terminates, subject to paragraph 5(f) and Section 14. The twenty-five percent (25%) balance of the Non-Renewal Payment shall be paid in six (6) equal monthly installments one (1) of which shall be paid at the end of each of the first six (6) months after the date on which the Employee’s employment terminates. If a Change in Control occurs that is a “change in control event” within the meaning of Code Section 409A and Treasury Regulation §1.409A-3(i)(5)(i) (or any similar or successor provisions) (either before or after the Employee’s termination and in accordance with Treasury Regulation §1.409A-3(c)), the Non-Renewal Payment (or, in the case of such a “change in control event” that occurs after the Employee’s termination, any portion thereof that remains unpaid at the time such “change in control event” occurs) shall be paid in a lump sum within ten (10) days after the date on which the Employee’s employment terminates (or, in the case of such a “change in control event” that occurs after the Employee’s termination, within ten (10) days after the “change in control event” occurs), and the two (2) preceding sentences of this subparagraph shall not apply. For thirty-six (36) months following the Employee’s termination, the Company shall also provide the Employee (and, as applicable, the Employee’s covered dependents), at

Company expense, with continuation coverage under the Company’s group health plan(s) covering similarly situated executives.
     (iii) The foregoing provisions of (including any payments under) this paragraph 5(a) shall be in lieu of any severance pay that may be payable under any plan or practice of the Company, any other Subsidiary or Affiliate, or BPI (as such terms are defined in Section 11 below), or by law (including the WARN Act or any similar state or foreign law), but shall be in addition to (and not in lieu of) any payments to which the Employee may be entitled under Sections 8, 9 and 10 below. Subparagraphs 5(a)(i)(C) and 5(a)(ii) above are intended to be mutually exclusive, and in no event shall such subparagraphs, either individually or collectively, be construed to require the Company to pay an amount of money in excess of three (3) times the Employee’s Annual Cash Compensation under such subparagraphs, either individually or collectively, in addition to continuation coverage under the Company’s group health plan(s) covering similarly situated executives provided by the Company to the Employee (and, as applicable, the Employee’s covered dependents), at Company expense, for thirty-six (36) months.
     (iv) The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement (including but not limited to any payment provided for above in this paragraph 5(a)) by seeking other employment or otherwise, nor shall any compensation earned by the Employee in other employment or otherwise reduce the amount of any payment or benefit provided for in this Agreement, except as provided in subparagraphs 5(a)(i)(C) and 5(a)(ii) above.
     (v) A Compensable Termination shall not include a termination of employment by reason of the Employee’s death.
          (b) Termination by the Company, BPI or an Affiliate for Good Cause or by the Employee without Good Reason. If, during the term of this Agreement, the Employee’s employment by the Company is terminated by the Company, BPI or an Affiliate for Good Cause or by the Employee without Good Reason, the Employee shall not be entitled to receive any compensation under Section 4 above accruing after the date of such termination or any payment under paragraph 5(a) above. However, any obligations of the Company under Sections 8, 9 and 10 shall not be affected by such termination of employment. The provisions of this paragraph 5(b) shall be in addition to, and not in lieu of, any other rights and remedies the Company may have at law or in equity or under any other provision of this Agreement in respect of such termination of employment. However, if during the term of this Agreement the Employee’s employment is terminated by the Employee without Good Reason and the Employee gives the Company at least one hundred twenty (120) days’ advance notice of such termination, then the Employee shall not have any obligation or liability under this Agreement on account of such termination of employment, but the Employee’s obligations under Section 6 and 7 hereof shall not be affected by such termination of employment.
          (c) Good Cause Defined. For purposes of this Agreement, the Company, BPI and the Affiliates shall have “Good Cause” to terminate the Employee’s employment by the Company during the term of this Agreement only if:

     (i) (A) the Employee fails to substantially perform the Employee’s duties hereunder for any reason or to devote substantially all the Employee’s business time exclusively to the affairs of the Company (including Company activities on behalf of the other Affiliates or BPI), other than by reason of a medical condition that prevents the Employee from substantially performing the Employee’s duties hereunder even with a reasonable accommodation by the Company, and (B) such failure is not discontinued within a reasonable period of time, in no event to exceed thirty (30) days, after the Employee receives written notice from the Company, BPI or an Affiliate of such failure; or
     (ii) the Employee commits an act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, BPI or an Affiliate, or engages in conduct that constitutes a felony in the jurisdiction in which the Employee engages in such conduct; or
     (iii) the Employee is grossly negligent or engages in willful misconduct or insubordination in the performance of the Employee’s duties hereunder; or
     (iv) the Employee materially breaches the Employee’s obligations under Section 6 or paragraph 7(a) below, relating to confidential information and non-solicitation.
     In addition, the Employee’s employment shall be deemed to have terminated for Good Cause if, after the Employee’s employment has terminated, facts and circumstances arising during the course of the Employee’s employment are discovered that would have justified a termination for Good Cause under subparagraphs 5(c)(ii) or (iv) above.
     Any foregoing provision of this paragraph 5(c) to the contrary notwithstanding, the Company, BPI and the Affiliates shall not have “Good Cause” to terminate the Employee’s employment within three (3) years after a Change in Control or Potential Change in Control (as such terms are defined in Section 11 below) unless (A) the Employee’s act or omission is willful and has a material adverse effect upon the Company or BPI, (B) the Board gives the Employee (I) written notice warning of its intention to terminate the Employee for Good Cause if the specified act or omission alleged to constitute Good Cause is not discontinued and, if curable, cured, and (II) a reasonable opportunity after receipt of such written notice, but in no event less than two (2) weeks, to discontinue and, if curable, cure the conduct alleged to constitute Good Cause, and (C) the Employee fails to discontinue and, if curable, cure the act or omission in question; provided that clauses (B) and (C) of this sentence shall not apply with respect to conduct on the part of the Employee that constitutes a felony in the jurisdiction in which the Employee engages in such conduct, and, provided further, that this sentence shall not apply to conduct involving moral turpitude. For all purposes of this Agreement, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee intentionally and in bad faith (i.e., without reasonable belief that the Employee’s action or omission was in furtherance of the interests of the Company, BPI or a Subsidiary or Affiliate).
          (d) Good Reason Defined. For purposes of this Agreement, the Employee shall have “Good Reason” to terminate employment during the term of this Agreement only if:

     (i) the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under Section 4 above or Section 8, 9, or 10 below and the failure is not remedied within thirty (30) days after the Company receives written notice from the Employee of such failure; or
     (ii) the Employee is assigned duties, responsibilities, or reporting relationships not contemplated by Section 3 above without the Employee’s consent, or the Employee’s duties or responsibilities or power or authority contemplated by Section 3 above are limited in any respect materially detrimental to the Employee, and in either case the situation is not remedied within thirty (30) days after the Company receives written notice from the Employee of the situation; or
     (iii) the Employee is removed from, or not elected or reelected to, the office, title or position of Chief Executive Officer of the Company, and the Company, BPI and the Affiliates do not have Good Cause for doing so; or
     (iv) the Company, BPI or an Affiliate relocates the Employee’s office outside of either the Company’s principal executive offices or the greater New York City metropolitan area without the Employee’s written consent (given in a personal rather than representative capacity) and the situation is not remedied within thirty (30) days after the Company receives written notice from the Employee of the situation; or
     (v) the Company, BPI or an Affiliate gives the Employee written notice, in the manner set forth in paragraph 13(f) below, prior to any Extension Effective Date, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be; provided that the giving of such written notice to the Employee shall constitute Good Reason only if and when the Employee shall have performed such of the Employee’s duties and responsibilities for such period of time, in no event to exceed ninety (90) days after the giving of such notice, as the CEO or the Board may reasonably request in writing to transition the Employee’s duties and responsibilities; or
     (vi) a Change in Control occurs and as a result thereof either (A) equity securities of BPI cease to be publicly-traded, or (B) the Employee is not elected or designated to serve as the sole Chief Executive Officer of the Company or its survivor in the Change in Control; or
     (vii) a Change in Control or Potential Change in Control occurs and (A) the dollar value of the stock optioned to the Employee annually thereafter is less than the average annual dollar value of the stock that was optioned to the Employee during the four (4) years prior to the Change in Control or Potential Change in Control, or (B) the material terms of such options (including without limitation vesting schedules) are less favorable to the Employee than the material terms of the options that were granted to the Employee during the four (4) years prior to the Change in Control or Potential Change in Control, and in either case (A) or (B) the situation is not remedied within thirty (30) days after the Company receives written notice from the Employee of the situation. For purposes of (A) and (B) of this subparagraph 5(d)(vii), if free-standing stock appreciation rights are granted to the Employee, the stock subject to such rights shall be considered stock that is optioned to the Employee, and if alternative stock appreciation rights (a/k/a tandem stock appreciation rights) are granted to the Employee, the stock appreciation rights shall be considered terms of the options to which they are alternative/tandem; or
     (viii) the Company or a Permitted Assignee attempts to assign any of its rights or obligations under this Agreement other than in accordance with paragraph 13(d) below and does not remedy the situation within thirty (30) days after the Company receives written notice from the Employee of the situation; or
     (ix) the Company, BPI or any Subsidiary or Affiliate materially breaches the terms of this Agreement.
     In no event shall the Employee’s continued employment after any of the foregoing constitute the Employee’s consent to the act or omission in question, or a waiver of the Employee’s right to terminate employment for Good Reason hereunder on account of such act or omission, except as provided in the following sentence. With respect to any act, omission, or occurrence that is alleged to occur after the Commencement Date and prior to a Change in Control or Potential Change in Control, the Employee must provide the Company with written notice of any one (1) or more of the conditions set forth in this definition of Good Reason within six (6) months of the initial existence of the condition for such condition to constitute Good Reason. Such notice shall not excuse the Employee from continuing to perform the duties and responsibilities assigned to the Employee until such time as the Employee terminates employment. Notwithstanding the foregoing, this notice requirement shall not apply to acts or omissions alleged to constitute Good Reason that arise after a Change in Control or Potential Change in Control.
     (e) Disability
     (i) Notwithstanding any provision of this Agreement to the contrary, (A) if during the term of this Agreement as the same may be extended from time to time pursuant to Section 2 above, a medical condition prevents the Employee, even with a reasonable accommodation by the Company, from substantially performing the Employee’s duties hereunder (it being understood that a transitory illness, such as a cold or flu, that prevents the Employee from substantially performing the Employee’s duties hereunder during a brief period is not such a medical condition), then until the date, if any, on which the Employee recovers from such medical condition (the “Evaluation Period”), the Company may terminate the Employee’s employment only pursuant to subparagraph 5(e)(ii) below (a “Disability Termination”) or for willful misconduct constituting Good Cause under paragraph 5(c) above, and (B) if any notice of nonextension of the term of this Agreement was given before the Evaluation Period, or is given during the Evaluation Period, whether by the Company, BPI or an Affiliate or the Employee, pursuant to Section 2 above, and, but for this clause (B), the term of this Agreement would expire during the Evaluation Period as a result of such notice of nonextension having been given, then the term of this Agreement will automatically be extended without action by any party until the Employee recovers from such medical condition. For purposes of this paragraph 5(e), the Employee will be deemed to recover from a medical condition only if and when the Employee both (I) has been able to substantially perform the Employee’s duties hereunder (either with or without a reasonable accommodation by the Company) for more than six (6) months, consecutive or non-consecutive, within any period of twelve (12) or fewer consecutive months commencing on or after the commencement of the Evaluation Period, and (II) is not entitled to receive long-term disability (“LTD”) benefits under a LTD plan of BPI or a Subsidiary.
     (ii) Except as otherwise provided in subparagraph 5(e)(i) above, during the Evaluation Period, the Company may terminate the Employee’s employment only in the event of a “Disability,” which for this purpose means that a medical condition either (A) has prevented the Employee, even with a reasonable accommodation by the Company, from substantially performing the Employee’s duties hereunder for six (6) months, consecutive or non-consecutive, in any period of twelve (12) or fewer consecutive months, or (B) entitles the Employee to receive LTD benefits under a LTD plan of BPI or any Subsidiary. The Company will give the Employee at least ten (10) days advance written notice of a Disability Termination. Notwithstanding any provision of this Agreement to the contrary, a Disability Termination will not be treated as a termination to which the provisions of paragraph 5(a) or 5(b) apply.
     (iii) In the event of a Disability Termination, the Company will pay or provide the Employee with the following:
     (A) With respect to the period ending on the date of the Disability Termination, the Employee will receive all of the compensation and benefits provided by Section 4 above. The amount of any compensation payable to the Employee with respect to the period ending on the date of the Disability Termination may be reduced by (I) any payments which the Employee receives with respect to the same period because of short- or long-term disability under any disability plan of BPI or any Subsidiary, and (II) any income (whether from Social Security, workers compensation or any other source) that is deducted in computing the amount of such payments under any disability plan of BPI or any Subsidiary;
     (B) An amount of money equal to the Severance Payment. Except as otherwise provided hereafter in this subparagraph 5(e)(iii)(B) and Section 14, seventy-five percent (75%) of the Severance Payment shall be paid in a lump sum within ten (10) days after the date of the Disability Termination. The twenty-five percent (25%) balance of the Severance Payment shall be paid in six (6) equal monthly installments, one (1) of which shall be paid at the end of each of the first six (6) months after the date of the Disability Termination. If a Change in Control occurs that is a “change in control event” within the meaning of Code Section 409A and Treasury Regulation §1.409A-3(i)(5)(i) (or any similar or successor provisions) (either before or after the Disability Termination and in accordance with Treasury Regulation §1.409A-3(c)), the Severance Payment (or, in the case of such a “change in control event” that occurs after the Disability Termination, any portion thereof that remains unpaid at the time such “change in control event” occurs) shall be paid in a lump sum within ten (10) days after the Disability Termination (or, in the case of such a “change in control event” that occurs after the Disability Termination, within ten (10) days after the “change in control event” occurs), and the two (2) preceding sentences of this subparagraph shall not apply; and
     (C) During the period from the date of the Disability Termination until the first to occur of (I) the date, if any, on which the Employee recovers from the disabling medical condition, (II) the Employee’s attainment of age 65, and (III) the death of the Employee, the Company will pay the Employee a monthly amount of money (the “Supplemental LTD Payments”) equal to the excess, if any, of (aa) over (bb) where (aa) is 60% of one-twelfth (1/12th) of the Employee’s Base Salary (as defined in paragraph 4(a) above) immediately before the Disability Termination (i.e., 60% of the Employee’s monthly salary at its highest rate), and (bb) is the sum of (1) the monthly LTD benefit (if any) which the Employee receives with respect to the same month under a LTD plan of BPI or any Subsidiary, plus (2) any income (whether from Social Security, workers compensation or any other source) that is deducted in computing the amount of such monthly LTD benefit; provided, however, that the Employee will be entitled to a Supplemental LTD Payment for a given month only to the extent that the Employee’s cumulative Supplemental LTD Payments (determined without regard to this proviso) through the end of that month exceed the Severance Payment.
     The payments and benefits provided by the foregoing provisions of this subparagraph 5(e)(iii) are in addition to and not in lieu of any other amounts to which the Employee is entitled by law or pursuant to the terms of any compensation or benefit plan or arrangement in which the Employee participated prior to the Disability Termination, and any amounts payable pursuant to Section 8, 9 or 10 below.
          (f) Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement after Separation from Service beyond any accrued, vested amounts shall only be payable if the Employee (i) signs after a Separation from Service a general release prepared by the Company of all claims of the Employee occurring up to and including the date of Separation from Service excluding claims under this Agreement, claims for compensation and benefits that are vested as of such date, and claims for indemnification or advancement of expenses related to the Employee’s service or status as an officer or employee (the “Release”), (ii) delivers the signed Release to the Company within forty-five (45) calendar days of presentation thereof by the Company to the Employee, which presentation shall be made no later than ten (10) calendar days following the Employee’s Separation from Service, and (iii) does not revoke the Release during the seven (7) calendar days following the date on which the Employee signs the Release. Subject to the preceding sentence, any amounts that otherwise would be paid or provided pursuant to this Agreement during the sixty-two (62) calendar days following the Employee’s Separation from Service shall be paid or provided between the sixty-third (63rd) and seventy-fourth (74th) calendar days following the Separation from Service.
          (g) Code Section 409A. All payments to be made pursuant to this Section 5 are subject to Section 14 of this Agreement, including the Six Month Delay Rule, if applicable. To the extent of any conflict between Section 14 and this Section 5, Section 14 will control. For purposes of this Agreement, the Employee’s employment with the Company shall be deemed to be terminated when the Employee has a “Separation from Service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a

Separation from Service. For purposes of this Section 5, and in accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a termination of employment shall be deemed to occur, without limitation, if the Company and the Employee reasonably anticipate that the level of bona fide services the Employee will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.
     6. Confidential Information.
          (a) The Employee agrees not to disclose, either while in the employ of the Company, BPI, an Affiliate or Subsidiary or at any time thereafter, to any person not employed by the Company, BPI or an Affiliate, or not engaged to render services to the Company, BPI or an Affiliate, except with the prior written consent of an authorized officer of the Company, BPI or an Affiliate or as necessary or appropriate for the performance of the Employee’s duties hereunder, any confidential information obtained by the Employee while in the employ of the Company, including, without limitation, information relating to any of the inventions, processes, formulae, plans, devices, compilations of information, research, methods of distribution, suppliers, customers, client relationships, marketing strategies or trade secrets of the Company, another Subsidiary or Affiliate, or BPI; provided, however, that this provision shall not preclude the Employee from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the businesses conducted by the Company, another Subsidiary or Affiliate, or BPI, or from disclosure required by law or court order. The Employee also agrees that upon leaving the Company’s employ the Employee will not take with the Employee, without the prior written consent of an authorized officer of the Company, BPI or an Affiliate, and the Employee will surrender to the Company, any record, list, drawing, blueprint, specification or other document or property of the Company, another Subsidiary or Affiliate, or BPI, together with any copy or reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Company, another Subsidiary or Affiliate, or BPI, or without limitation, relating to its or their methods of distribution, suppliers, customers, client relationships, marketing strategies or any description of any formulae or secret processes, or which was obtained by the Employee or entrusted to the Employee during the course of the Employee’s employment with the Company.
          (b) The Employee agrees that the Company retains all rights to any and all intellectual or proprietary properties created by the Employee during the Employee’s employment with the Company, an Affiliate or Subsidiary, or BPI, including but not limited to all concepts, discoveries and inventions (whether or not patentable and whether or not reduced to practice); all copyrights (including all copyrights covering notebooks, presentations, publications, advertising, promotional and/or educational materials, labels, inserts and packaging materials); all trademarks, trade names and other similar designations of origin; and all trade secrets, confidential information and ideas, including but not limited to promotion and marketing plans, customer, supplier and other lists (collectively “Intellectual Property”). To the extent that any right, title or interest in or to any Intellectual Property vests in the Employee in a manner contrary to this paragraph 6(b), the Employee agrees to, and hereby does, irrevocably assign to the Company any and all such rights, titles, and interests in and to such Intellectual Property without the need for any further action by the Company. The Employee agrees to assist the

Company, its Affiliates and Subsidiaries, or BPI, including following the Employee’s employment with the Company, an Affiliate or Subsidiary, or BPI, in the transfer or assignment of such Intellectual Property.
     7. Restrictive Covenants
          (a) Non-Solicitation. Employee covenants and agrees that, during the Employee’s employment by the Company and during the one (1)-year period immediately following the termination of the Employee’s employment with the Company for any reason (including, without limitation, a termination of employment by the Company, BPI or an Affiliate without Cause and a voluntary termination of employment by the Employee, in either case whether during the term of this Agreement, at the expiration of the term of this Agreement or at any time thereafter), the Employee will not solicit or attempt to persuade any employee of the Company, any other Subsidiary or Affiliate, or BPI (except the Employee’s personal secretary or administrative assistant), or any other person who performs services for the Company, any other Subsidiary or Affiliate, or BPI at the time the Employee’s employment terminates or at any time within one (1) year thereafter, to terminate or reduce or refrain from engaging in his or her employment or other service relationship with the Company, any other Subsidiary or Affiliate, or BPI; provided, however, that responding to inquiries from any such employees or other persons that are not initiated by the Employee, and subsequently hiring such employees or other persons following the termination of their employment with the Company, the other Subsidiaries and Affiliates, or BPI, shall be permitted.
          (b) Specific Enforcement. Employee recognizes and agrees that, by reason of the Employee’s knowledge, experience, skill and abilities, the Employee’s services are extraordinary and unique, that the breach or attempted breach of any of the restrictions set forth above in this Section 7 will result in immediate and irreparable injury for which the Company will not have an adequate remedy at law, and that the Company shall be entitled to a decree of specific performance of those restrictions and to a temporary and permanent injunction enjoining the breach thereof, and to seek any and all other remedies to which the Company may be entitled, including, without limitation, monetary damages, without posting bond or furnishing security of any kind.
          (c) Restrictions Reasonable. Employee specifically and expressly represents and warrants that (i) the Employee has reviewed and agreed to the restrictive covenants contained in this Section 7 and their contemplated operation after receiving the advice of counsel of the Employee’s choosing; (ii) the Employee believes, after receiving such advice, that the restrictive covenants and their contemplated operation are fair and reasonable; (iii) the Employee will not seek or attempt to seek to have the restrictive covenants declared invalid, and, after receiving the advice of counsel, expressly waives any right to do so; and (iv) if the full breadth of any restrictive covenant and/or its contemplated operation shall be held in any fashion to be too broad, such covenant or its contemplated operation, as the case may be, shall be interpreted in a manner as broadly in favor of the beneficiary of such covenant as is legally permissible. Employee recognizes and agrees that the restrictions on the Employee’s activities contained in this Section 7 are required for the reasonable protection of the Company, BPI and their investments; and that the restriction on the Employee’s activities set forth in paragraph 7(a) will not deprive the Employee of the ability to earn a livelihood.

     (d) Non-Disparagement. Employee covenants and agrees that, during the one (1)-year period immediately following the termination of the Employee’s employment with the Company for any reason (including, without limitation, a termination of employment by the Company without Cause and a voluntary termination of employment by the Employee, in either case whether during the term of this Agreement, at the expiration of the term of this Agreement or at any time thereafter), the Employee will not make disparaging remarks about the Company, any other Subsidiary or Affiliate, BPI, or any of their officers, directors or employees, unless required by law or reasonably necessary to assert or defend the Employee’s position in a bona fide dispute arising out of or relating to this Agreement or the breach thereof.
     (e) Effect on Termination Payments. The Employee recognizes and agrees that the Company shall not be obligated to make any payments provided for in paragraph 5(a) or 5(e) above if the Employee violates the provisions of Section 6 or paragraph 7(a) or 7(d) above during the one (1)-year period immediately following the termination for any reason of the Employee’s employment with the Company. In addition, the Employee recognizes and agrees that, if the Employee violates such provisions, the Company may recoup any payments the Company may have theretofore made pursuant to paragraph 5(a) or 5(e) above and any payments the Company may thereafter make under paragraph 5(a) or 5(e). The foregoing provisions of this paragraph 7(e) shall be in addition to and not by way of limitation of any other rights and remedies the Company may have in respect of the violation in question.
     8. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless the Employee from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to the Employee’s service or status as an officer, director, employee, agent or representative of the Company, any other Subsidiary or Affiliate, or BPI or in any other capacity in which the Employee serves or has served at the request of, or for the benefit of, the Company, another Subsidiary or Affiliate, or BPI. The Company’s obligations under this Section 8 shall be in addition to, and not in derogation of, any other rights the Employee may have against the Company, any other Subsidiary or Affiliate or BPI to indemnification or advancement of expenses, whether by statute, contract or otherwise.
     9. Certain Additional Payments by the Company.
          (a) Anything in this Agreement (other than the second sentence of this paragraph 9(a)) to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, another Subsidiary or Affiliate, or BPI, to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes and any benefits that result from the deductibility by the Employee of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. However, if it shall be determined that none of the Payments would be subject to the Excise Tax if the total Payments were reduced in the aggregate by twenty five thousand dollars ($25,000) or less, then in that event the total Payments shall be reduced by the smallest amount (in no event to exceed twenty-five thousand dollars ($25,000) in the aggregate) necessary to ensure that none of the Payments will be subject to the Excise Tax. Cash Payments shall be reduced first, and in the chronological order in which they are payable to or on behalf of the Employee.
          (b) Subject to the provisions of paragraph 9(a) above and 9(c) below, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, and whether Payments are to be reduced pursuant to the second sentence of paragraph 9(a) above, shall be made by Deloitte & Touche or such other certified public accounting firm as may be designated by the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in ownership or effective control” or “change in the ownership of a substantial portion of assets” (within the meaning of Code Section 280G(b)(2)(A)) that gives rise to the Excise Tax, or in the event that the Accounting Firm for any reason is unable or unwilling to make the determinations required hereunder, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Employee within five business (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph 9(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, along with any penalty and interest imposed with respect to such Underpayment, shall be promptly paid by the Company to or for the benefit of the Employee.
          (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require either the payment by the Company of the Gross-Up Payment or the reduction of Payments pursuant to the second sentence of paragraph 9(a) above. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the

Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;
     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall, if permissible under Section 402 of the Sarbanes-Oxley Act of 2002, advance the amount of such payment to the Employee on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to the Employee as additional compensation, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Employee of an amount advanced or paid by the Company pursuant to paragraph 9(a) or 9(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of paragraph 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 9(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Notwithstanding the foregoing provisions of this Section 9, the determination of the amount necessary to indemnify the Employee shall be made taking into account all other payments made to the Employee under any plans, agreements or arrangements aside from this Agreement that are intended to indemnify the Employee with respect to excise taxes on “excess parachute payments.” The Company shall reimburse any fees and expenses provided for under this Section 9 on or before the last day of the Employee’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).
     10. Certain Enforcement Matters
          (a) If, after a Change in Control or Potential Change in Control, a dispute arises (i) with respect to this Agreement or the breach thereof, or (ii) with respect to the Employee’s or the Company’s rights or obligations under this Agreement, including but not limited to any such dispute between the Employee and the Company, the Company shall pay or reimburse the Employee for all reasonable costs and expenses (including court costs, arbitrators’ fees and reasonable attorneys’ fees and disbursements) the Employee incurs in connection with such dispute, including without limitation costs and expenses the Employee incurs to obtain payment or otherwise enforce the Employee’s rights under this Agreement, or to obtain payment of costs and expenses due under this paragraph 10(a). In addition, the Company shall pay the Employee such additional amount (a “Gross Up”) as will be sufficient, after the Employee pays the Employee’s tax liability with respect to the Gross Up from the Gross Up, to pay all of the Employee’s federal, state and local tax liability with respect to any costs and expenses that are paid by the Company pursuant to this paragraph 10(a). The Company shall promptly pay or reimburse the Employee for all such costs and expenses as the Employee incurs them, upon presentation of reasonable documentation of such costs and expenses, and shall promptly pay the related Gross Up as and when it pays or reimburses costs and expenses. The Employee shall not be obligated to repay any such costs, expenses or Gross Up unless it is finally determined by the trier of fact in a non-appealable judicial or arbitral decision or ruling (as applicable) that the Employee’s principal positions with respect to the principal matter(s) in dispute were unreasonable and pursued in bad faith. The following provisions apply to any costs and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this paragraph 10(a) but that are not covered by the exclusion from the term “deferral of compensation” that is set forth in Treasury Regulation §1.409A-1(b)(11) (or any similar or successor provisions). Any such reasonable costs and expenses are hereafter referred to as “Non-Excluded Expenses.” Non-Excluded Expenses may consist of court costs, arbitration costs, arbitrators’ fees, attorneys’ fees and disbursements (including without limitation disbursements for transportation, printing, document production, consultants and experts), and transportation, hotel, food and other out-of-pocket expenses (such as telecommunications charges) the Employee incurs in preparing for and attending depositions, hearings and meetings with attorneys and witnesses and in preparing for and giving testimony. Non-Excluded Expenses will be paid or reimbursed if they are incurred during the ten (10)-year period following a Change in Control. Non-Excluded Expenses shall be paid or reimbursed on or before the last day of the year following the year in which the expense was incurred, may not be liquidated or exchanged for another benefit, and may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year.
          (b) Any payments to which the Employee may be entitled under this Agreement, including, without limitation, under Section 5, 8, 9 or 10 hereof, shall be made forthwith on the applicable date(s) for payment specified in this Agreement. If for any reason the amount of any payment due to the Employee cannot be finally determined on that date, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than ten (10) days after such date. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Employee shall be made as promptly as practicable.
          (c) Any controversy or claim arising, after a Change in Control or Potential Change in Control, out of or related to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of New York, in accordance with the employment dispute arbitration rules of the American Arbitration Association then in effect, and the arbitrator’s decision shall be binding and final and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that the Employee may elect to have any such controversy or claim settled by judicial determination in lieu of arbitration by bringing a court action, if the Employee is the plaintiff or, if the Employee is not the plaintiff, demanding such judicial determination within the time to answer any complaint in any arbitration action that may be commenced.
     11. Change in Control
          (a) The term “Change in Control” as used in this Agreement means a change of control of Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not BPI is then subject to such reporting requirement; provided that, whether or not any of the following events would constitute a change of control of such a nature, a Change in Control shall be deemed to occur for purposes of this Agreement if and when any of the following events occur:
     (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) (a “Person”), other than—
     (A) BPI,
     (B) a Subsidiary,
     (C) a trustee or other fiduciary holding securities under an employee benefit plan of BPI or a Subsidiary, or

     (D) an underwriter engaged in a distribution of BPI stock to the public with BPI’s written consent, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities that represent more than thirty percent (30%) of the combined voting power of the then outstanding Voting Securities. However, if the Person in question is an institutional investor whose investment in Voting Securities is purely passive when such Person becomes such a more than thirty percent (30%) beneficial owner of Voting Securities, then such event (i.e., such Person’s becoming a more than thirty percent (30%) beneficial owner of Voting Securities) shall not be deemed to constitute a Change in Control under this subparagraph 11(a)(i) for so long as (and only for so long as) such Person’s investment in Voting Securities remains purely passive; or
     (ii) the stockholders of BPI approve a merger, consolidation, recapitalization or reorganization of BPI or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by BPI or a Subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than (A) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive, with respect to such Voting Securities (or, in the case of a transaction in which BPI is the surviving corporation or a transaction involving a Subsidiary, retain), voting securities of the surviving or transferee entity representing more than fifty percent (50%) of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (B) any such transaction which would result in BPI or a Related Party beneficially owning more than fifty percent (50%) of the voting securities of the surviving entity outstanding immediately after such transaction; or
     (iii) the stockholders of BPI approve a plan of complete liquidation of BPI or an agreement for the sale or disposition by BPI of all or substantially all of BPI’s assets other than any such transaction which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by BPI immediately prior to the transaction; or
     (iv) the persons who were members of the Board immediately before a tender or exchange offer for shares of Common Stock of BPI by any person other than BPI or a Related Party, or before a merger or consolidation of BPI or a Subsidiary, or contested election of the Board, or before any combination of such transactions, cease to constitute a majority of the Board as a result of such transaction or transactions.
     (b) For purposes of this Agreement, including paragraph 11(a) above:
     (i) the term “Related Party” shall mean (A) a Subsidiary, (B) an employee or group of employees of BPI or any Subsidiary, (C) a trustee or other fiduciary holding securities under an employee benefit plan of BPI or any Subsidiary, or (D) a corporation or other form of business entity owned directly or indirectly by the stockholders of BPI in substantially the same proportion as their ownership of Voting Securities;

     (ii) the term “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are, or in the future become, owned or controlled, directly or indirectly, by BPI;
     (iii) the term “Affiliate” means a Person that directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, BPI. For the purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and
     (iv) the term “Voting Securities” shall mean any securities of BPI that carry the right to vote generally in the election of directors.
          (c) For purposes of this Agreement, a “Potential Change in Control” means that (i) BPI or a Subsidiary enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or (ii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control has occurred.
          (d) A “Change in Control” as such term is used in this Agreement shall also be deemed to occur if the Company as defined in this Agreement (including paragraph 13(d) below) ceases to be an Affiliate.
     12. Severability; Survival
          (a) In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law; and
          (b) Any provision of this Agreement that may be invalid for any reason or unenforceable in any jurisdiction shall remain in effect and be enforceable in any jurisdiction in which such provision shall be valid and enforceable.
          (c) The provisions of Sections 6, 7, 8, 9 and 10 and paragraphs 5(e), (f) and (g) of this Agreement, and any other provision of this Agreement that is intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.
     13. General Provisions
          (a) No right or interest to or in any payments to be made under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, pledge, charge or hypothecation or to execution, attachment, levy or similar process, or assignment by operation of law. All payments to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company may determine it is required to withhold under the laws or regulations of any governmental authority, whether foreign, federal, state or local.
          (b) To the extent that the Employee acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of any amount hereunder.
          (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws of that State.
          (d) This Agreement shall be binding upon and inure to the benefit of the Company, its successors and permitted assigns, and the Employee, the Employee’s heirs, devisees, distributees and legal representatives. The Company may assign any or all of its rights and obligations under this Agreement to any other Subsidiary or Affiliate or to BPI (collectively, “Permitted Assignees”), and, if any rights or obligations are assigned pursuant to this sentence, the assignee may thereafter assign any or all of such rights and obligations to any other Permitted Assignee; provided that (i) the Employee’s title, authority, duties and responsibilities, reporting level, reporting relationships and office location immediately before any such assignment are not changed in any respect detrimental to the Employee in connection with such assignment without the written consent of the Employee (given in a personal capacity rather than a representative capacity), (ii) no such assignment shall relieve the Company of any past, present or future payment or benefit obligations hereunder without the express written consent of the Employee (also given in a personal capacity), and (iii) no assignment may be made after a Change in Control or Potential Change in Control without the express written consent of the Employee (also given in a personal capacity). In the event of an assignment in accordance with this paragraph, the term “Company” as used in this Agreement shall be deemed to refer, with respect to the period commencing on the effective date of such assignment, to the Permitted Assignee to which such rights or obligations are assigned and, with respect to any obligations that are assigned hereunder, to the Company and such Permitted Assignee jointly and severally. The foregoing provisions of this paragraph are intended to enable the Company to assign its right to employ the Employee under this Agreement to an Affiliate or BPI but only if (A) such assignment does not change to the detriment of the Employee his title, authority, duties, responsibilities, reporting level, reporting relationships, office location or compensation, (B) such assignment does not result in any Affiliate or BPI replacing the Company as an obligor under this Agreement, and (C) the Employee expressly consents in writing to any assignment that is to occur after a Change in Control or Potential Change in Control. For the avoidance of doubt, as an example, in the event of an assignment in accordance with this paragraph, from the effective date of such assignment the term “Company” as used in subparagraphs 5(d)(ii) and (iii) above (relating to Good Reason for a change in duties or in office, title or position) shall be deemed to refer to such Permitted Assignee. Thus, the Employee would not have Good Reason under those subparagraphs if as a result of the assignment the Employee were to cease to serve as the Chief Executive Officer of the assignor, the Employee were appointed to serve as the Chief Executive Officer of the Permitted Assignee, and the Employee’s authority, duties and responsibilities, reporting level, reporting relationships and office location were to continue to be those described in paragraph 3(a) above as in effect immediately before the assignment. The term “BPI” as used in this Agreement shall include any successor to BPI by merger or operation of law, and the term “Company” as used in this Agreement shall include any successor to the Company by merger or operation of law. The rights and obligations of the Employee hereunder are personal to the Employee and may not be assigned by the Employee; provided that nothing herein shall prevent the Employee from assigning the right to any amount that may be payable under this Agreement after the death of the Employee by will or the laws of descent and distribution or to a beneficiary designated by the Employee with the written consent of the Company, BPI or an Affiliate.
          (e) Any notice or other communication to the Company pursuant to any provision of this Agreement shall be given in writing and will be deemed to have been delivered:
     (i) when delivered in person to the General Counsel of BPI; or
     (ii) one (1) week after it is deposited in the United States certified or registered mail, postage prepaid, addressed to the General Counsel of BPI at 225 Summit Avenue, Montvale, New Jersey 07645-1523, or at such other address of which the Company may from time to time give the Employee written notice in accordance with paragraph 13(f) below.
          (f) Any notice or other communication to the Employee pursuant to any provision of the Agreement shall be given in writing and will be deemed to have been delivered:
     (i) when delivered to the Employee in person, or
     (ii) one (1) week after it is deposited in the United States certified or registered mail, postage prepaid, addressed to the Employee at the Employee’s address as it appears on the records of the Company or at such other address of which the Employee may from time to time give the Company written notice in accordance with paragraph 13(e) above.
          (g) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in a writing signed by the Employee and an authorized officer of the Company.
          (h) This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter (including any employment agreement between the Employee and the Company, BPI or an Affiliate that was entered into before the date of this Agreement), and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. If this Agreement supersedes an employment agreement between the Employee and the Company, BPI or an Affiliate that was entered into before the date of this Agreement and that, but for the preceding sentence, would remain in effect after the date of this Agreement, then no provision of this Agreement shall cause an amount to be paid in 2008 that otherwise would not have been paid in 2008 or postpone a payment beyond 2008 that otherwise would have been paid in 2008 in accordance with the transition rules under Code Section 409A.

     14. Code Section 409A. This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. Each payment under Section 5 of this Agreement or any Company or BPI benefit plan is intended to be treated as one (1) of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent that payments under the Agreement are subject to Code Section 409A and are on account of a Separation from Service and the Employee is a “Specified Employee” (as defined below) as of the date of termination, distributions to the Employee may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Employee’s death (the “Six Month Delay Rule”). Payments to which the Employee would otherwise be entitled during the first six (6) months following the date of termination (the “Six Month Delay”) will be accumulated and paid on the first day of the seventh month following the date of termination (or the Employee’s death, if earlier).
          (a) During the Six-Month Delay, the Company will pay to the Employee the applicable payments set forth in Section 5 above, to the extent any of the following exceptions to the Six-Month Delay Rule apply:
     (i) the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one (1) of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),
     (ii) payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and
     (iii) payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), provided that the amount paid under this paragraph will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under Section 5 above on account of the Separation from Service and any applicable Company or BPI benefit plan. The Employee’s right to the compensation and benefits provided under Section 5 above is to be treated as a right to a series of separate payments under Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).
          (b) For purposes of this Agreement, the term “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation §1.409A-1(i) (or any similar or successor provisions). The Company’s “specified employee identification date” (as described in Treasury Regulation §1.409A-1(i)(3) (or any similar or successor provisions)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treasury Regulation §1.409A-1(i)(4) (or any similar or successor provisions)) will be April 1 of each succeeding year.

          (c) Following a Change in Control, if any payment made pursuant to this Agreement shall cause the Employee or the Employee’s beneficiaries to incur any penalty tax under Code Section 409A (including any interest or penalties imposed with respect to such penalty) (a “409A Tax”), the Employee or the Employee’s beneficiaries shall be entitled to receive an additional payment (a “409A Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and tax imposed upon the 409A Gross-Up Payment, the Employee retains an amount of the 409A Gross-Up Payment equal to the 409A Tax imposed as a result of such payment.
          (d) If any payment made pursuant to paragraph 5(e) of this Agreement shall cause the Employee or the Employee’s beneficiaries to incur a 409A Tax, the Employee or the Employee’s beneficiaries shall be entitled to receive a 409A Gross-Up Payment in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and tax imposed upon the 409A Gross-Up Payment, the Employee retains an amount of the 409A Gross-Up Payment equal to the 409A Tax imposed as a result of such payment.
     15. Consent to Certain Amendments. The Employee agrees that the Company may amend this Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A and the Treasury Regulations or other guidance issued thereunder. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Code Section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BARR LABORATORIES, INC.,
a Delaware corporation

/s/ Christine A. Mundkur
Christine A. Mundkur

By:	/s/ Jane F. Greenman
Its:	Executive Vice President, Global Human Resources

[SEAL]
Attest:

/s/ Sheldon Hirt
Secretary